Exhibit 10.1

Bhavesh V. (Bob) Patel
Chief Executive Officer

October 7, 2019

Michael McMurray
[Address omitted]

Dear Michael,

We are pleased to extend an offer of employment to you for the position of Executive Vice President and Chief Financial Officer of LyondellBasell (“LYB”) and Lyondell Chemical Company (the “Company”), reporting directly to me. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter, which override anything said to you during your interviews or any other discussions about your potential employment with the Company. You will serve as a member of LYB’s Leadership Team and will be designated as a Section 16 Officer by LYB’s Board of Directors.
Duties and Commencement
In your capacity as Executive Vice President and Chief Financial Officer, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of LYB’s interests. Notwithstanding the foregoing, your employment with the Company will not prevent you from participating in charitable and community activities, provided that the activities do not interfere with the performance of your employment duties and responsibilities or create a conflict of interest.
Location
Your principal place of employment shall be at our corporate headquarters in Houston, Texas, subject to business travel as needed to fulfill your employment duties and responsibilities. Those responsibilities may include spending at least 10% of your work time on an annual basis in the United Kingdom.
Start Date
Subject to satisfaction of the conditions described in this letter, your Start Date will be Tuesday, November 5, 2019 (“Start Date”).

Compensation Package
In consideration for your services to the Company, your compensation package will include the following:
Base Salary
You will be paid an initial base salary of $800,000 per year, payable in accordance with the standard payroll practices of the Company. Your base salary will be subject to review annually by the Company in accordance with the Company’s standard payroll practices and by the Compensation Committee of LYB’s Board of Directors. Currently in the U.S., base salaries are adjusted on April 1 of each year.
Incentive Compensation
You will be eligible to participate in the following incentive programs. Participation in these incentive programs is subject to the terms and conditions of the programs, which may be modified by LYB or the Company at any time and commonly change from year to year.
Short-Term Incentive Plan. You will be eligible to participate in the LyondellBasell Industries Short-Term Incentive Plan (the “STI Plan”). Your STI Plan target opportunity will be 90% of your annual base salary ($720,000), and your maximum bonus opportunity will be 200% of target ($1,440,000). The actual payout depends on corporate and individual performance. Regardless of when you are hired, in the first calendar year of your employment you will be eligible to receive your full award under the STI Plan without pro-ration.
Long-Term Incentive Plan. You will also be eligible to participate in the LyondellBasell Industries Long-Term Incentive Plan (the “LTI Plan”), under which you will receive equity-based incentive awards in the first quarter of each year. Currently, your annual LTI Plan target is 310% of your annual base salary ($2,480,000), divided among awards as follows:

•
50% in Performance Share Units or “PSUs” ($1,240,000 target value) with a three-calendar-year performance period. Currently, PSUs payout from 0% to 200% of target based on the Company’s Total Shareholder Return (“TSR”) compared to peers over each of the three year performance periods.

•	25% in Restricted Stock Units or “RSUs” ($620,000 based on the value of the underlying shares as of the grant date). RSUs are subject to cliff vesting on the third anniversary of the date of grant.

•	25% in Stock Options ($620,000 Black-Scholes value as of date of grant). Options vest in one-third installments on each of the first three anniversaries of the date of grant.
You will receive the full LTI Plan awards described above beginning in 2020.

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New Hire Awards. In addition to the ongoing incentive programs described above, you will receive the following one-time awards:

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Cash Award. As soon as practicable following the Start Date, you will receive a one-time bonus in the amount of $750,000, payable on January 1, 2020. If your employment is terminated by the Company for cause or if you terminate your employment voluntarily prior to the first anniversary of your Start Date, you agree to repay the full amount (100%) of this bonus within 30 days following your termination date. If your employment is terminated by the Company for cause or if you terminate your employment voluntarily following the first anniversary, but prior to the second anniversary of your Start Date, you agree to repay fifty percent (50%) of this bonus within 30 days following your termination date.

•	Equity Award. Effective as of your Start Date, you will receive a new hire equity grant with a total estimated value of $3,750,000, as follows:

◦	60% in RSUs ($2,250,000 based on the value of the underlying shares as of the grant date). The award will vest in one-third installments on each of the first three anniversaries of the date of grant.

◦	40% in Stock Options ($1,500,000 Black-Scholes value as of date of grant). Options vest in one-third installments on each of the first three anniversaries of the date of grant.
Please find a summary of your overall compensation package enclosed. As an executive officer of LYB, future grants of incentive compensation will also be subject to approval by the Compensation Committee of LYB’s Board of Directors.
Benefits and Perquisites
Employee Benefit Plans. You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, including group medical, dental, vision and life insurance coverage, disability benefits, and retirement benefits, subject to the terms and conditions of the plans and programs. You will receive information regarding these benefits, including enrollment instructions, during your first week of employment.
Holidays. You will be eligible for paid holidays designated by the Company as well as floating holidays. You will also be entitled to 200 hours of paid vacation per year. Eligibility for paid holidays and vacation is subject to the terms and conditions of the Company’s applicable policies.

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Relocation. The Company will reimburse you for all reasonable relocation expenses you incur in relocating to Houston, Texas. If your employment is terminated by the Company for cause or if you terminate your employment voluntarily prior to the first anniversary of your Start Date, you agree to repay the full amount (100%) of the total relocation reimbursement within 30 days following your termination date. If your employment is terminated by the Company for cause or if you terminate your employment voluntarily following the first anniversary of your Start Date, but prior to the second anniversary of your Start Date, you agree to repay fifty percent (50%) of the total relocation reimbursement within 30 days following your termination date.
Other. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.
Severance
As an executive of LYB, you will participate in the Executive Severance Plan (the "Severance Plan”), which generally provides severance benefits to you if your employment with the Company is severed without "cause" or you leave for "good reason,” as defined in the Severance Plan. To participate, you must execute a Participation Agreement that evidences your agreement to participate in the Severance Plan and to comply with the terms, conditions, and restrictions of the Participation Agreement and the Severance Plan, including confidentiality provisions and restrictive covenants. A copy of the form of Participation Agreement and Severance Plan are enclosed for reference purposes.
Withholding Taxes
All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
At-Will Employment
Your employment with the Company will be for no specific period. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.
Contingent Offer
This offer is contingent upon:

a.
Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

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b.
Successfully passing a pre-employment drug screening within 30 days prior to the Start Date. A Company representative will contact you to schedule an appointment for the test. Please complete the enclosed Drug Test Authorization Form and take it to the appointment. Please note that the Company performs random and for cause drug and alcohol testing in compliance with local law and submitting to testing when requested is a continuing condition of employment with the Company.

c.	Satisfactory completion of a background investigation, for which the required consent from is attached to this letter.

d.	Your execution of the enclosed Personal Details Form.
This offer will be withdrawn if any of the above conditions are not satisfied.
Stock Ownership Requirements
As an LYB executive, you will be subject to the LyondellBasell Share Ownership Guidelines. In summary, these guidelines require you to accumulate LYB shares at a rate equal to a multiple of your base salary, which multiple varies based on Leadership Team level.
Company Policies
We require that our employees review and comply with LYB and Company policies procedures and guidelines, which will be made available to you, including the LyondellBasell Code of Conduct. Please review the Code of Conduct and complete the enclosed Receipt and Certification Form. Then based on the Code of Conduct, complete the Disclosure of Interest Form.
Governing Law
This offer letter shall be governed by the laws of the state of Texas, without regard to conflict of law principles.
Representations
By accepting this offer, you represent that you can accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

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We are excited at the prospect of you joining our team. If you have any questions about the above details, please reach out to Dale Friedrichs at 713-309-7721. If you wish to accept this position, please sign below and return this letter to me no later than Wednesday, October 9, 2019 at Noon. If you do not accept this offer by October 9, 2019 it will be deemed to be withdrawn.

Sincerely,

/s/ Bhavesh V. (Bob) Patel
By:    Bhavesh V. (Bob) Patel
Chief Executive Officer
Acceptance of Offer
I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any representations, express or implied, that are not set forth expressly in this letter, and this letter supersedes all prior and communications, both written and oral, relating to my employment with the Company.
Michael McMurray

Signed: /s/ Michael McMurray
Date: October 10, 2019

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